SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 24, 2008 (March 20, 2008)

GEOVAX LABS, INC.
(Exact name of registrant as specified in Charter)

Illinois	000-52091	87-0455038
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification No.)
incorporation or organization)
1256 Briarcliff Road N.E.
Emtech Bio Suite 500
Atlanta, Georgia 30306
(Address of Principal Executive Offices)
(404) 727-0971
(Issuer Telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13(e)-4(c))

     This Form 8-K and other reports filed by GeoVax Labs, Inc. (the “registrant”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the registrant’s management as well as estimates and assumptions made by the registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative if these terms and similar expressions as they relate to the registrant or the registrant’s management identify forward looking statements. Such statements reflect the current view of the registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the registrant’s industry, operations and results of operations and any businesses that may be acquired by the registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.
Item 1.01 Entry into a Material Definitive Agreement
     Please see the discussion of the Consulting Agreement between Donald G. Hildebrand and GeoVax Labs, Inc. as more fully described in Item 5.02 below.
Item 5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers; Departure of Directors or Certain Officers;
     The following discussion provides only a brief description of the documents described below. The discussion is qualified in its entirety by the full text of the agreements.
     On March 20, 2008, GeoVax entered into an Employment Agreement with Robert T. McNally to become our President and Chief Executive Officer effective April 1, 2008. The Employment Agreement has no specified term. Pursuant to the Employment Agreement, we will pay Dr. McNally an annual salary of $200,000. The Board of Directors may also recommend the payment of a discretionary bonus annually. Dr. McNally is eligible for grants of awards from the GeoVax Labs, Inc. 2006 Equity Incentive Plan and is entitled to participate in any and all benefits in effect from time-to-time for executive officers generally. We may terminate the Employment Agreement, with or without cause. If we terminate the Employment Agreement without cause, we will be required to give Dr. McNally at least 60 days prior notice of the termination. In the event of termination not for cause, Dr. McNally will be entitled to one week of severance pay for each full year of service. Dr. McNally may terminate the Employment Agreement at any time by giving us 60 days notice. There is no family relationship between Dr. McNally and any of our other officers or directors.
     Dr. McNally (age 60) has been a member of the GeoVax Board of Directors since 2006 and will continue to serve as a member of our Board of Directors subsequent to effective date of the Employment Agreement. Dr. McNally graduated with a Ph.D. and MSE in Biomedical Engineering from the University of Pennsylvania and has over 28 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs. Since 2000, Dr. McNally has served as co-founder and Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory specializing in GMP processing of human cells for pharmaceutical and therapeutic applications. Previously, Dr. McNally was co-founder and Senior Vice President of Research for CryoLife, Inc., a company specializing in the cryopreservation of human heart valves, vein and ligament tissues for transplant. He has had previous experience as European Regional Manager for Intermedics International, Inc. and European Marketing Manager for Pacesetter Systems-Europe, Ltd. in the UK. Dr. McNally is Fellow of the American Institute of Medical and Biological Engineering, and serves as a member of the advisory board of the Petit Institute for Bioengineering at the Georgia Institute of Technology (Georgia Tech). He is a past Chairman of the Georgia Bio, a trade association, and recipient of its 2004 Biomedical Industry Growth Award.

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     In order to assist with the transition of certain duties to Dr. McNally, Donald G. Hildebrand, our current President and Chief Executive Officer, entered into a Consulting Agreement with us on March 20, 2008. Aside from his duties as a consultant, Mr. Hildebrand will also continue to serve as Chairman of our Board of Directors. The term of the Consulting Agreement will begin on April 1, 2008 and will end on December 31, 2009. During the month of April 2008, Mr. Hildebrand will receive $22,500 as compensation for his services. Beginning on May 1, 2008 and continuing through December 31, 2008, Mr. Hildebrand will provide us with at least 32 hours of service per month and will be paid at the rate of $250 per hour. Beginning on January 1, 2009 and continuing through December 31, 2009, Mr. Hildebrand will provide us with at least 16 hours of service per month and will be paid at the rate of $300 per hour. The Board of Directors may, in its discretion, recommend the payment of an annual bonus. We will also pay Mr. Hildebrand’s medical and dental coverage through the term. We may terminate the Consulting Agreement, with or without cause. If we terminate the Consulting Agreement without cause, we must give Mr. Hildebrand at least 30 days notice and we will be required to pay him, as a severance payment, three months compensation. Likewise, if the Consulting Agreement is terminated due to the death of Mr. Hildebrand, we will be required to pay his estate three months compensation. If Mr. Hildebrand wishes to terminate the Consulting Agreement, he must provide us with 30 days notice.
     The Employment Agreement with Dr. McNally, the Consulting Agreement with Mr. Hildebrand, and the press release issued on March 24, 2008 announcing the appointment of Mr. McNally as our President & Chief Executive Officer are all filed as exhibits to this Current Report. (See Item 9.01 below.)
Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Employment Agreement with Robert T. McNally

Exhibit 10.2	Consulting Agreement with Donald G. Hildebrand

Exhibit 99	Press Release
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 24, 2008

GEOVAX LABS, INC.
By:	/s/ Mark W. Reynolds
Mark W. Reynolds
Chief Financial Officer

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